UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
Talend S.A.
(Name of Issuer)
Ordinary Shares, nominal value EU0.08 per share (represented by American Depositary Shares, each one representing one Ordinary Share)
(Title of Class of Securities)
874224207
(CUSIP Number)
December 31, 2016
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[   ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[X] Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Instructions).

CUSIP No.: 874224207

1	NAME OF REPORTING PERSON GALILEO III FUND I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) NOT APPLICABLE
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION FRANCE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,866,597
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,866,597
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,866,597
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON OO

CUSIP No.: 874224207

1	NAME OF REPORTING PERSON GALILEO PARTNERS SA, AS MANAGER OF GALILEO III FUND I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) NOT APPLICABLE
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION FRANCE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,866,597
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,866,597
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,866,597
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON OO

CUSIP No.: 874224207

1	NAME OF REPORTING PERSON JOEL FLICHY, AS GENERAL PARTNER OF GALILEO PARTNERS SA I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) NOT APPLICABLE
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION FRANCE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,866,597
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,866,597
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,866,597
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON OO

CUSIP No.: 874224207

1	NAME OF REPORTING PERSON FRANCOIS DULIEGE, AS GENERAL PARTNER OF GALILEO PARTNERS SA I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) NOT APPLICABLE
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION FRANCE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,866,597
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,866,597
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,866,597
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON OO

CUSIP No.: 874224207
ITEM 1(a).	NAME OF ISSUER: Talend S.A.
ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 9, rue Pages 92150 Paris Frnace
ITEM 2(a).	NAME OF PERSON FILING:
GALILEO III FUND
GALILEO PARTNERS SA, AS MANAGER OF GALILEO III FUND
JOEL FLICHY, AS GENERAL PARTNER OF GALILEO PARTNERS SA
FRANCOIS DULIEGE, AS GENERAL PARTNER OF GALILEO PARTNERS SA

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: FOR ALL PERSONS FILING: 109 boulevard Haussmann 75008 Paris France
ITEM 2(c).	CITIZENSHIP: FRANCE FRANCE FRANCE FRANCE
ITEM 2(d).	TITLE OF CLASS OF SECURITIES: American Depositary Shares, each representing one Ordinary Shares, nominal value EU0.08 per share
ITEM 2(e).	CUSIP NUMBER: 874224207
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:
	(a) [ ]	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c);
	(b) [ ]	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c) [ ]	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
	(e) [ ]	An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
	(f) [ ]	An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
	(g) [ ]	A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
	(h) [ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i) [ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j) [ ]	A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);
	(k) [ ]	Group, in accordance with 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with 240.13d1(b)(1)(ii)(J), please specify the type of institution:
NOT APPLICABLE
ITEM 4.	OWNERSHIP
(a) Amount beneficially owned:
1,866,597
(b) Percent of class:
6.5%
(c) Number of shares as to which the person has:
(i) sole power to vote or to direct the vote:
GALILEO III FUND - 0 GALILEO PARTNERS SA, AS MANAGER OF GALILEO III FUND - 0 JOEL FLICHY, AS GENERAL PARTNER OF GALILEO PARTNERS SA - 0 FRANCOIS DULIEGE, AS GENERAL PARTNER OF GALILEO PARTNERS SA - 0
(ii) shared power to vote or to direct the vote:
GALILEO III FUND - 1,866,597
GALILEO PARTNERS SA, AS MANAGER OF GALILEO III FUND - 1,866,597
JOEL FLICHY, AS GENERAL PARTNER OF GALILEO PARTNERS SA - 1,866,597
FRANCOIS DULIEGE, AS GENERAL PARTNER OF GALILEO PARTNERS SA - 1,866,597

(iii) sole power to dispose or direct the disposition of:
GALILEO III FUND - 0 GALILEO PARTNERS SA, AS MANAGER OF GALILEO III FUND - 0 JOEL FLICHY, AS GENERAL PARTNER OF GALILEO PARTNERS SA - 0 FRANCOIS DULIEGE, AS GENERAL PARTNER OF GALILEO PARTNERS SA - 0
(iv) shared power to dispose or to direct the disposition of:
GALILEO III FUND - 1,866,597
GALILEO PARTNERS SA, AS MANAGER OF GALILEO III FUND - 1,866,597
JOEL FLICHY, AS GENERAL PARTNER OF GALILEO PARTNERS SA - 1,866,597
FRANCOIS DULIEGE, AS GENERAL PARTNER OF GALILEO PARTNERS SA - 1,866,597

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: NONE
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: NOT APPLICABLE
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: NOT APPLICABLE
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP: NOT APPLICABLE
ITEM 10.	CERTIFICATION: NOT APPLICABLE

CUSIP No.: 874224207
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
March 27 2017	GALILEO III FUND By: GALILEO FUND SA, MANAGER Name: /S/FRANCOIS DULIEGE -AND- /S/JOEL FLICHY Title: GENERAL PARTNERS
March 27 2017	GALILEO FUND SA By: /s/ FRANCOIS DULIEGE -AND- /s/ JOEL FLICHY Name: FRANCOIS DULIEGE -AND- JOEL FLICHY Title: GENERAL PARTNERS
March 27 2017	FRANCOIS DULIEGE, AS GENERAL PARTNER OF GALILEO PARTNERS SA By: /s/ FRANCOIS DULIEGE Name: FRANCOIS DULIEGE Title:
March 27 2017	JOEL FLICHY, AS GENERAL PARTNER OF GALILEO PARTNERS SA By: /s/ JOEL FLICHY Name: JOEL FLICHY Title:
Attention — Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

CUSIP No.: 874224207
AGREEMENT OF JOINT FILING

The undersigned hereby agree that a single Schedule 13G (and/or any amendment thereto) relating to the ADSs and Ordinary Shares of Talend S.A. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to any such Schedule 13G and/or amendment thereto.

Dated: March 27, 2017

GALILEO III FUND

By: GALILEO PARNTERS SA,
Manager

By: /s/ Francois Duliege
/s/ Joel Flichy
General Partners

GALILEO PARNTERS SA

By: /s/ FRANCOIS DELIUGE
/S/ JOEL FLICHY
General Partners

/S/FRANCOIS DULIEGE

/S/JOEL FLICHY